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                                  Exhibit 5.1

            (Letterhead of Ballard Spahr Andrews & Ingersoll, LLP)

                                August 11, 1998

VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re: The Ashton Technology Group, Inc. Amendment No. 1 to Registration Statement on Form S-3
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Ladies and Gentlemen:

         You have requested our opinion regarding the validity of the issuance of shares of The Ashton Technology Group, Inc. (the "Company") Common Stock covered by the above-referenced Amendment No. 1 to the Company's Registration Statement on Form S-3 (the "Registration Statement"). These shares include: (i) 2,782,562 shares issuable upon the conversion of outstanding Series D Convertible Preferred Stock; (ii) 1,739,130 shares issuable upon the conversion of outstanding Series E Convertible Preferred Stock; (iii) 200,000 shares issuable upon the exercise of outstanding Series C Warrants; (iv) 880,000 shares issuable upon the exercise of outstanding Series D Warrants; (v) 320,000 shares issuable upon the exercise of outstanding Series E Warrants; and (vi) 9,502,229 shares issuable upon the exercise of certain Put Rights by the Company.

         In our opinion the 4,521,692 shares of Common Stock issuable upon conversion of the Series D and Series E Convertible Preferred Stock and the 10,902,229 shares of Common Stock issuable upon exercise of the Series C, Series D, and Series E Warrants, and the Put Rights, when issued in accordance with the terms of the Convertible Preferred Stock, Warrants, and Put Rights, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."

                                    Very truly yours,